Exhibit 99

Leading Executive Justin A. Stanley Joins SmartVideo’s
Board Of Directors

Experienced Executive Guides SmartVideo Through Period Of Rapid Growth

ATLANTA, Ga. -- (BUSINESS WIRE) - July 18, 2005 - SmartVideo Technologies, Inc. (OTCBB: SMVD.OB) today announced the appointment of a highly respected executive Justin (“J”) A. Stanley to its Board of Directors. The move comes at a time when SmartVideo’s business is rapidly expanding to meet the rising demand for mobile entertainment. Stanley’s many years of experience and expertise will be key in guiding SmartVideo through is transition from an industry pioneer to the preeminent supplier of mobile entertainment.

“As a Shareholder/Director, I am confident that J will provide independent review and accountability of the Company’s actions to all shareholders. J will be applying his extensive experience of finance to his new responsibilities as our Audit Committee’s financial expert, as a member of the Compensation Committee and as a Board Member at large. One of J’s first tasks will be to review our compensation for outside consultants and advisors,” said Richard E. Bennett, Jr., president and CEO of SmartVideo.

Commenting on his appointment, Mr. Stanley said, “I am delighted to be joining the board of a Company with such leading edge technology and the potential to be the world’s leading source for mobile entertainment. I look forward to the opportunity of being a part of this dynamic Company.”

About Justin A. Stanley

Justin A. “J” Stanley, Jr. is a Managing Principal and the Chief Financial Officer in the Midwest Corporate Services Division of The Staubach Company. J has over 15 years experience in real estate finance, development, and property management.

Prior to joining The Staubach Company in October of 2000, J spent three years with McCaffery Interests, Inc. as its Chief Financial Officer and principal. McCaffery Interests is a real estate development company primarily specializing in retail development. During J’s three years at McCaffery, the Company developed and/or redeveloped projects with a combined cost of over $400 million.

J’s real estate experience also included five years with Tanguay-Burke-Stratton as well as eight years with the Broadacre Companies as a principal and Chief Financial Officer at both organizations. Responsibilities included development financing as well as property management reporting.

Before joining the real estate industry, J spent one year trading at the Chicago Mercantile Exchange and eight years at Arthur Andersen & Co. in the audit division.

J is a graduate of Dartmouth College, received an MBA from the University of Chicago and is a CPA. He is also on the board of The Children’s Care Foundation and the Chicago Platform Tennis Charities, Inc. His wife Sallie, a renowned watercolorist, is also active in the community as a board member of the Kenilworth Union Church and the North Shore Art League.

About SmartVideo Technologies, Inc.
SmartVideo Technologies offers the first and best-in-class services for broadcasting live, on-demand and download-and-play television content for mobile video consumers around the world. SmartVideo’s television solutions deliver sharp video images with fully synched audio for broadcast to video-enabled cell phones and other handheld devices, via current and next-generation cellular and Wi-Fi systems. SmartVideo’s proprietary technologies include a full suite of television content management services for wireless telco carriers as well as content owners, to provide an end-to-end mobile television broadcast and business solution. SmartVideo’s robust library of content includes news, weather, sports, children’s programming and more, from such leading international brands as ABC News, NBC Universal, Fox Sports, The Weather Channel and dozens of others. SmartVideo’s mobile video solutions provide exceptional image quality on all existing 2.5G and Edge cellular networks, and near-broadcast quality on 3G and Wi-Fi networks. SmartVideo is a Microsoft Windows Media® 9 Series Certified Hosting Provider. For additional information and to subscribe to SmartVideo’s Live TV content packages visit www.smartvideo.com or using your smartphone visit www.windowsmedia.com/mobile.

Forward Looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,”“estimate,”“project,”“intend,”“expect,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the inability of SmartVideo to obtain the additional financing needed to fund operations, the failure of SmartVideo to convert its present and future customer contracts into profitable arrangements for SmartVideo, unexpected costs, delays and other difficulties related to the timing and success of product development and marketing plans, adverse changes in the market for the delivery of full-motion, streaming video content, the failure of SmartVideo’s hosting infrastructure, the complexity of SmartVideo’s services and delivery network, pricing and other activities by competitors, difficulties involved in retaining and motivating key personnel and other risks detailed in SmartVideo’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, SmartVideo undertakes no obligation to update these statements for revisions or changes after the date of this release.  Microsoft, Windows Media, Powerpoint and Windows are registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

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